Exhibit 10.14

April 16, 2019

Sekar Kathiresan, M.D.

[**]

Dear Sek:

We are very excited about the possibility of your joining us as the Chief Executive Officer of Verve Therapeutics, Inc. (f/k/a Endcadia, Inc., “Verve” or the “Company”), the company you helped to found! The Board of Directors of the Company (the “Board”) believes that your clinical and scientific expertise will enable you to be a great leader and contributor at Verve. Importantly, we know that you are committed to our mission to offer patients throughout the world life-long protection against coronary artery disease.

The terms of our offer are as follows:

Start Date and Responsibilities:

Your employment will commence on July 24, 2019 (the “Start Date”).

As Chief Executive Officer, you will be responsible for providing strategic leadership for the Company by working with the Board and the executive management team to establish long-range goals, plans and policies. In this role, you will report directly to the Board. All your duties are to be performed and discharged faithfully, diligently and to the best of your ability and in compliance with internal procedures and all applicable laws and regulations. For as long as you serve as the Company’s CEO you will serve as a member of the Board.

Additional Financing:

On the Start Date, in accordance with the Series A Preferred Stock Purchase Agreement by and between the Company and the investors listed on Exhibit A attached thereto, dated as of August 7, 2018, as amended (the “Purchase Agreement”), the Company shall provide notice to each Purchaser that the Company has achieved each of the Second Tranche Milestones and instruct such Purchaser to pay the purchase price for the Shares to be purchased by such Purchaser at the Second Tranche Closing on such date as designated by the Company that is at least ten (10) but not more than fifteen (15) business days thereafter. For the purpose of this paragraph, the terms Purchaser, Second Tranche Milestones and Second Tranche Closing shall have the meanings given to them under the Purchase Agreement.

26 Landsdowne Street	Cambridge, MA 02139	617.603.0070

Compensation:

As a full-time, exempt employee, you will receive a monthly salary of $40,000.00 ($480,000 on an annualized basis), to be paid in accordance with Verve’s standard payroll practice. In addition to your base salary, you will be eligible for an annual bonus target of forty percent (40%) of your base salary. Your bonus payments related to work performed in 2019 from your Start Date until December 31, 2019 and in 2020 from January 1, 2020 until the first anniversary of your Start Date (to be paid in 2020 and 2021, respectively) shall each be in an amount that is no less than the full bonus target; provided that such bonus amounts for 2019 and 2020 shall be prorated based on the applicable portion of each such calendar year. Any bonus payment for the remainder of 2020 after the first anniversary of your Start Date shall be based on the Board’s assessment of your performance based on individual and corporate objectives that will be determined by the Board, after consultation with you, and provided to you in writing no later than January 31, 2020. For any bonuses related to work performed after 2020, bonus eligibility and amounts will be discretionary and determined based upon periodic assessments of performance and the achievement of specific individual and corporate objectives that will be determined by the Board, after consultation with you, and provided to you in writing no later than January 31 of the applicable bonus year. Furthermore, please note that (i) you must be an employee on the last date of the applicable bonus year to receive the applicable bonus, and (ii) the determination of whether a bonus is paid in any given year following 2020 is subject to the approval of the Board. Any bonus will be paid no later than March 15 of the calendar year following the calendar year to which the bonus relates.

Any compensation paid to you will be less applicable deductions, taxes, and other amounts required by federal and state laws.

Stock Options:

Upon or promptly after you sign and return this letter agreement, Verve will grant you (i) an option to purchase 4,500,000 shares of the Company’s common stock (the “Initial Option Grant”), and (ii) an option to purchase an additional 1,750,000 shares of the Company’s common stock (the “Third Tranche Option Grant”) each grant at an exercise price of $0.15 per share which is equal to the fair market value per share of the common stock on the date of the grant (collectively, the Initial Option Grant and the Third Tranche Option Grant (as defined below) shall be the “Offer Letter Equity Grants”)). The shares granted to you pursuant to the Restricted Stock Purchase Agreement between you and the Company dated May 8, 2018, as amended (the “Restricted Stock Purchase Agreement”) shall be the “Founder’s Shares”.

The Offer Letter Equity Grants will be subject to the provisions of the Company’s 2018 Equity Incentive Plan, as may be amended from time to time (the “Plan”) or any successor plan and stock option agreements on the Company’s standard form (as modified as appropriate to reflect the terms set forth herein) to be entered into by you and the Company following the grant (collectively, the “Equity Documents”), which in relevant part will provide that each such option (i) vests over a period of four years beginning on the applicable vesting commencement date, with an initial 25% one-year cliff and monthly vesting thereafter, subject to your continued service relationship as an employee or a Board member (“service relationship”) through each applicable vesting date; (ii) expires ten (10) years from the grant date, subject to earlier termination pursuant to the terms of the Plan relating to mergers, changes in control, dissolutions and liquidations and similar events; and (iii) may be exercised (as to the vested portion) for twenty four (24) months following the termination of your service relationship with the Company (including in the event the termination of your service relationship is due to your death or Disability (as defined in the Plan)). The vesting commencement date for the Initial Option Grant will be the Start Date, and the vesting commencement date for the Third Tranche Option Grant will be the date of the Third Tranche Closing (as defined in the Purchase Agreement).

Except as otherwise provided herein, in the event of any inconsistencies between this section of the offer letter and the applicable Equity Documents, the terms of this offer letter shall govern. No right to any stock is earned or accrued until such time that vesting occurs, nor do these option grants confer any right to continue vesting or employment. Additional options may be granted over time as determined by the Board.

Notwithstanding anything to the contrary in the Equity Documents, in the event of a Change in Control (as defined in the Plan), 100% of the unvested shares underlying the Offer Letter Equity Grants, and any other stock options or restricted stock granted or issued to you as of the date of such Change in Control, including without limitation the Founder’s Shares, shall immediately vest and, if applicable, become fully exercisable (or if restricted stock nonforfeitable).

Benefits:

You will be eligible to participate in Verve’s employee benefits in the same manner provided generally to Verve’s exempt employees, including its 401(k) savings plan, health and dental insurance, and life and disability insurance, subject to the satisfaction of any eligibility requirements and subject to the terms of such benefit programs. A package describing these benefits will be provided to you prior to the first day of your employment. You should note that the Company may modify or terminate benefits from time to time as it deems necessary or appropriate.

Severance:

In the event that your employment is terminated by the Company without Cause (as defined below) other than as a result of your death or Disability (as defined in the Plan), or you resign for Good Reason (as defined below) (collectively, your “qualifying termination”) and provided that you execute and do not revoke a Separation and Release Agreement in a form attached as Exhibit A , but with such changes as may be determined by the Company in good faith to be necessary or appropriate to reflect changes to applicable law and/or your then-current equity awards, that becomes effective and irrevocable within 60 days of your qualifying termination date, then you will be entitled to the following severance benefits effective as of your qualifying termination date:

•	a lump-sum payment equal to your full annual base salary and target bonus (less all applicable tax-related deductions);

•

the Company will pay, for a period of twelve months following your qualifying termination date, or until you have secured other employment, or the date on which you are no longer eligible for coverage under COBRA, whichever occurs first, the full employer and employee premium for benefits that you continue pursuant to the Consolidated Omnibus Benefits Reconciliation Act of 1984, as amended (“COBRA”), provided that you timely elect continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA; and

•

immediate vesting and exercisability, or immediate release from the Company’s repurchase option, as applicable of the number of shares subject to any unvested stock options or restricted stock previously granted or issued to you that would have vested or been released, as applicable, had you remained an employee for twelve months following your qualifying termination date (assuming no Change in Control (as defined under the Plan) and no Third Tranche Closing occurred within such twelve month period); provided, however, if the Third Tranche Closing occurs within 6 months following your qualifying termination date, 25% of the Third Tranche Option Grant shall immediately vest and become exercisable upon the Third Tranche Closing. For the avoidance of doubt, assuming the Separation and Release Agreement requirement above is timely met, a sufficient portion of the unvested shares of Third Tranche Option Grant shall remain outstanding during the 6 months following your qualifying termination date so as to remain available for acceleration under the prior sentence (but not later than the expiration of such option, and subject to earlier termination pursuant to the terms of the Plan relating to mergers, changes in control, dissolutions and liquidations and similar events).

Subject to the Section 409A-related section of this offer letter, the amounts payable to you upon termination, to the extent taxable, shall be paid or commence to be paid within 60 days of your qualifying termination date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409Aof the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

For the purposes of this offer letter and any stock option agreement:

“Cause” shall mean, as determined by the Board pursuant to the process below: (i) your continued willful failure, as determined in the reasonable good faith discretion of the Board, to perform your assigned duties or responsibilities as directed or assigned by the Board (other than due to death or Disability) after written notice thereof from the Board describing in reasonable detail the failure to perform providing you a reasonable opportunity to address such alleged failure; (ii) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (iii) any willful violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates, which violation was or is reasonably likely to be injurious to the Company or its affiliates; (iv) any material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (v) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against the Company or its affiliates. No finding of Cause shall be effective unless and until the Board votes to terminate your employment for Cause at a Board meeting.

“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without your prior consent: (i) material reduction of your base salary; (ii) your removal from the Board or a change in your reporting structure such that you are required to report to anyone other than the Board; (iii) material diminution in your authority, duties, or responsibilities with the Company; (iv) relocation of the Company’s offices more than 30 miles away from the current location; or (v) any material breach by the Company or any successor thereto of this offer letter. “Good Reason Process” shall mean that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Vacation, Sick Leave and Holidays:

Over the first year of your employment, you will accrue twenty (20) days of vacation. Thereafter, you will continue to accrue one additional day per year of employment in accordance with the Company’s vacation policies, up to a maximum of thirty (30) days of vacation per year. All vacation is to be taken in accordance with the Company’s vacation policies. In addition, should you become ill, you will be allowed up to five (5) paid sick days, provided that any unused sick days will not to be carried over from year to year and will not to be cashed out upon termination, unless otherwise required by applicable law. Additionally, the Company will offer employees at least ten (10) paid holidays per year, as determined annually according to the Company calendar.

Employment-At-Will:

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice you. Similarly, you are free to resign at any time, for any reason or for no reason. Nevertheless, given the importance of your position at the Company, we request that in the event of resignation, you give the Company at least thirty (30) days’ prior notice.

Additional Documents and Company Policies:

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Employee Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to resolve the matter through binding arbitration in which (i) you are waiving any and all rights to a jury trial, and (ii) a neutral arbitrator who shall issue a written opinion, as set forth more fully in the Employee Agreement.

You will also be expected to abide by Company policies and procedures. You will be specifically required to sign an acknowledgment that you have read and understand the Company’s rules of conduct, which are included in the Company Handbook, which the Company will complete and distribute soon.

Verification of Eligibility for Employment:

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Prior Agreements, Relationships and Conflicts:

If you have not already done so, we ask that you disclose to the Company any and all agreements relating to your prior employment and consulting roles that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment without the prior written consent of the Chairman of the Board, nor will you engage in any other activities that conflict with your obligations to the Company. Notwithstanding the foregoing, the Company acknowledges and agrees that you may (i) continue to provide consulting services to Maze Therapeutics, Inc., Color Genomics, Inc., and MedGenome Inc., and (ii) continue working on a limited, part-time basis at Massachusetts General Hospital in your clinical practice (collectively, the “Outside Activities”); provided that such Outside Activities (a) do not take up more than 10% of your professional time and (b) will be subject to annual review by the Board. You agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

Section 409A:

Anything in this offer letter to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this offer letter on account of your separation from service constitutes “non-qualified deferred compensation” under Section 409Aof the Code or the regulations and guidance thereunder (collectively, “Section 409A”), such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catchup payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Each payment, installment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. All in-kind benefits provided and expenses eligible for reimbursement under this offer letter shall be provided by the Company or incurred by you during the time periods set forth in this offer letter. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this offer letter constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” Similarly, no severance payable to you, if any, pursuant to this offer letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). The Company and you intend that this offer letter will be exempt from or otherwise comply with Section 409Aso that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and this offer letter will be administered in accordance with such intent. To the extent that any terms or provision of this offer letter is ambiguous as to its exemption from or compliance with Section 409A of the Code, the term or provision, as applicable, shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A In no event will the Company have any obligation to reimburse you for any taxes or costs that may be imposed on or incurred by you as a result of Section 409A You and the Company agree to work together in good faith to consider amendments to this offer and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A

Attorneys’ Fees:

The Company shall reimburse you up to $15,000 in attorneys’ fees related to negotiating and drafting this offer letter and related agreements upon your submission to the Company of proper documentation. Such reimbursement shall be made promptly upon your submission of proper documentation, and in any event no later than December 31, 2019.

Acknowledgements:

This offer is contingent upon satisfactory completion of reference and background checks. In accepting this offer, you give us your assurance that you have not relied on any agreements, promises or representations, express or implied, with respect to your employment that are not set forth expressly in this letter. This offer letter may not be modified or amended except in a writing signed by both you and the Chairman of the Board. This letter, along with the Employee Agreement and the Equity Documents, sets forth the entire agreement and understanding between you and Verve with respect to the subject matter hereof and will supersede all prior oral or written agreements relating to such matters. Notwithstanding the foregoing, the Restricted Stock Purchase Agreement shall remain in full force and effect and you shall continue to vest in Founder’s Shares granted to you pursuant to the Restricted Stock Purchase Agreement in accordance with its terms. You hereby agree and acknowledge that effective upon the Start Date, the Founders Agreement by and between you and the Company, dated as of August 7, 2018 shall be terminated and you shall cease to accrue additional compensation thereunder, subject to the survival of certain provisions as set forth in Section 4 thereof.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return this letter.

Sek, it is with great pleasure that the Board and I offer you this position at Verve. We are all excited about the possibility that you will be joining and leading our team. Personally, I look forward to our working together to create one of the great biotech companies of the 21st century!

Sincerely,

/s/ Burt Adelman
Burt Adelman, M.D.
Chairman, Board of Directors

Acknowledged and accepted.

/s/ Sekar Kathiresan
Sekar Kathiresan, M.D.

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Sekar Kathiresan, M.D. (“Employee”) and Verve Therapeutics, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an offer letter with the Company at the inception of employment (the “Offer Letter”);

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company at the inception of employment (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into (x) those certain Stock Option Agreements granting Employee the option to purchase shares of the Company’s common stock detailed in Exhibit A, subject to the terms and conditions of the Company’s applicable 2018 Equity Incentive Plan and the Stock Option Agreements (which are consistent with the terms of the Offer Letter) pursuant to which they were granted (collectively, the “Option Documents”), and (y) a Restricted Stock Purchase Agreement (the “Founder’s Grant Agreement”) granting Employee shares of restricted stock of the Company on May 8, 2018, as amended (the “Founder’s Grant”, and the Founder’s Grant Agreement collectively with the Option Documents, the “Stock Agreements”);

WHEREAS, Employee’s employment ended as a result of a “qualified termination,” as defined in the Offer Letter, effective DATE (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the agreement under Section 6 below, if applicable, the Company agrees to provide the “Severance” outlined in the Offer Letter, subject to the terms and conditions, including payment timing, set forth in the Offer Letter. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1.

2. Options and Stock The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, Employee will be considered to have vested only up to the Termination Date, plus the acceleration of shares as set forth in the Severance section of the Offer Letter and subject to the following sentence. Employee acknowledges that as of the Termination Date, Employee will have vested in the options listed on the attached Exhibit A and no more, but may be eligible to continue vesting in such stock options pursuant to the terms of the applicable Stock Option Agreements under which such stock options were granted. The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements. Further, the Parties agree that for purposes of determining the number of shares of the Company’s common stock in which Employee has vested pursuant to the Founder’s Grant, Employee will be considered to have vested only up to the Termination Date, subject to the following sentence. Employee acknowledges that as of the Termination Date, plus the acceleration of shares as set forth in the Severance section of the Offer Letter, Employee will have vested in the number of shares subject to the Founder’s Grant as listed on the attached Exhibit A and no more, but may be eligible to continue vesting in shares subject to the Founder’s Grant pursuant to the terms of the Offer Letter and/or the Founder’s Grant Agreement.

3. Benefits. Employee’s health insurance benefits shall cease on the last day of the month in which the Termination Date occurs, subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options (subject to Sections 1 and 2 of this Agreement), and the accrual of bonuses (subject to Section 1 of this Agreement), vacation, and paid time off, ceased as of the Termination Date.

4. Payment of Salary and Receipt of All Benefits. The Company is obligated to pay all compensation due to Employee pursuant to the Offer Letter through the Termination Date. Once those payments are made, Employee acknowledges and represents that, other than the payments, benefits and vesting contemplated by this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (including, but not limited to, the Company’s professional employer organization, if applicable) (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; Massachusetts Law Prohibiting Unlawful Discrimination, as amended, Mass. Gen. Laws ch. 15IB, § 1 et seq., Massachusetts Discriminatory Wage Rates Penalized Law (Massachusetts Equal Pay Law), as amended, Mass. Gen. Laws ch. 149, § 105A et seq., Massachusetts Right to be Free from Sexual Harassment Law, Mass. Gen. Laws ch. 214, § 1C, Massachusetts Discrimination Against Certain Persons on Account of Age Law, Mass. Gen. Laws ch. 149, §24A et seq., Massachusetts Equal Rights Law, Mass. Gen. Laws ch. 93, § 102 et seq., Massachusetts Violation of Constitutional Rights Law, Mass. Gen. Laws ch. 12, § 111, Massachusetts Family and Medical Leave Law, Mass. Gen. Laws ch. 149, § 52D; Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148, et seq.;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not affect Employee’s rights under this Agreement (including with respect to options and stock as set forth in Section 2), vested benefits under any employee benefit plan, indemnification against third party claims, or any right Employee may have to unemployment compensation benefits or workers’ compensation benefits. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6. Acknowledgment of Waiver of Claims under ADEA. This section only applicable if Employee is over the age of 40 on the Termination Date. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7. Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee’s, must have materially affected Employee’s settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Confidentiality. Employee and the Company agree to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee and Company may disclose Separation Information only to immediate family members (in the case of Employee), the Court in any proceedings to enforce the terms of this Agreement, his/its counsel, and his/its accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns or financial statements, and must prevent disclosure of any Separation Information to all other third parties. Employee and the Company agree that neither Employee nor the Company will publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if one Party proves that the other Party breached this Confidentiality provision, the non-breaching Party shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the non-breaching Party can establish actual damages from the breaching Party’s breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA, if applicable. Any such individual breach or disclosure shall not excuse the non-breaching Party from the non-breaching Party’s obligations hereunder, nor permit either Party to make additional disclosures. The Parties each warrant that he/it has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

10. Trade Secrets and Confidential Information Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, noncompetition, and nonsolicitation of Company employees. Employee agrees that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement, entered and effective as of the Effective Date. Employee specifically acknowledges and agrees that any violation of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company.

11. Mutual Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from any disparaging statements, defamation, libel, or slander about Employee and agrees to refrain from any tortious interference with the contracts and relationships of Employee. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company.

12. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, the Parties acknowledge and agree that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, if applicable, or of any provision of the Confidentiality Agreement shall entitle the non-breaching Party immediately to obtain damages, except as provided by law.

13. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

14. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

15. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SUFFOLK COUNTY, BEFORE THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”) UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND MASSACHUSETTS LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH MASSACHUSETTS LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL MASSACHUSETTS LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH MASSACHUSETTS LAW, MASSACHUSETTS LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM

RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

16. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

18. No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

19. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, if applicable, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

21. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including the Offer Letter (except for the provisions incorporated herein), with the exception of the Confidentiality Agreement and the Stock Agreements.

22. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

23. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the Commonwealth of Massachusetts.

24. Effective Date. If Employee is over the age of 40 on the Termination Date, Employee understands that this Agreement shall be null and void if not executed by Employee, and returned to the Company, within the twenty-one (21) day period set forth above. Employee has seven (7) days after signing this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been invoked before that date (the “Effective Date”). If Employee is under the age of 40 on the Termination Date, Employee understands that this Agreement shall be null and void if not executed by Employee, and returned to the Company, within seven (7) days after receipt of the Agreement from the Company. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

25. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

26. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

a.	Employee has read this Agreement;

b.	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

c.	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

d.	Employee is fully aware of the legal and binding effect of this Agreement.

Remainder of Page Intentionally Left Blank; Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SEKAR KATHIRESAN, M.D., an individual

Dated:	Sekar Kathiresan, M.D.

VERVE THERAPEUTICS, INC.

Dated:	By:
[Company Representative] [Title]